Exhibit 99.1

The Chubb Corporation 15 Mountain View Road • P.O. Box 1615 Warren, New Jersey 07061-1615 Telephone: 908-903-2000

FOR IMMEDIATE RELEASE

Chubb Reports First Quarter Net Income per Share of $1.60;

Operating Income per Share Is $1.57;

Combined Ratio of 93.9% Includes 8.1 Point Impact of Catastrophes

WARREN, New Jersey, April 23, 2015 — The Chubb Corporation [NYSE: CB] today reported that net income in the first quarter of 2015 was $375 million, compared to $449 million in the first quarter of 2014. First quarter net income per share was $1.60 in 2015 and $1.80 in 2014.

Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, was $367 million in the first quarter of 2015 and $374 million in the first quarter of 2014. First quarter operating income per share was $1.57 in 2015 and $1.50 in 2014.

Average diluted shares outstanding for the first quarter were 234.2 million in 2015 and 249.2 million in 2014.

The impact of catastrophes in the first quarter of 2015 was $250 million before tax ($0.69 per share after tax), primarily related to severe winter weather and freeze events in the United States. In the first quarter of 2014, the impact of catastrophes was $199 million before tax ($0.52 per share after tax).

The first quarter combined loss and expense ratio was 93.9% in 2015 and 93.2% in 2014. The impact of catastrophes on the first quarter combined ratio was 8.1 percentage points in 2015 and 6.6 points in 2014. Excluding the impact of catastrophes, the first quarter combined ratio was 85.8% in 2015 and 86.6% in 2014. The expense ratio for the first quarter was 31.9% in 2015 and 32.1% in 2014.

Net written premiums for the first quarter of 2015 increased 1% to $3.1 billion. Excluding the effect of foreign currency translation, premiums increased approximately 4%. Premiums were up 4% in the U.S. and down 5% outside the U.S. (up 6% in local currencies).

Property and casualty investment income after taxes for the first quarter declined 5% to $264 million in 2015 from $277 million in 2014.

“Chubb produced solid results in the first quarter of 2015,” said John D. Finnegan, Chairman, President and Chief Executive Officer. “Results were adversely impacted by catastrophe and non-catastrophe losses related to severe winter weather in the United States. Although catastrophe losses alone had an adverse impact of $0.69 per share in the quarter, we still generated operating income of $1.57 per share, reflecting a strong combined ratio of 85.8% excluding catastrophes.

“We are pleased that in the first quarter we continued to achieve renewal rate increases while maintaining high retention levels in all of our businesses,” said Mr. Finnegan.

Net income for the first quarter of 2015 reflected net realized investment gains of $11 million before tax ($0.03 per share after tax). Net income for the first quarter of 2014 reflected net realized investment gains of $116 million before tax ($0.30 per share after tax).

During the first quarter of 2015, Chubb repurchased approximately 3.2 million shares of its common stock at a total cost of $326 million (an average cost per share of $100.77). As of March 31, 2015, there was $1.0 billion available for share repurchases under the current authorization.

Book value per share was $70.33 at March 31, 2015, compared to $66.36 at March 31, 2014 and $70.12 at December 31, 2014.

First Quarter Operations Review

Chubb Personal Insurance (CPI) net written premiums increased 2% in the first quarter to $1.0 billion. CPI’s combined ratio for the quarter was 105.1%, compared to 101.8% in the first quarter of 2014. The first quarter impact of catastrophes accounted for 18.4 percentage points of the combined ratio in 2015 and 11.2 points in 2014. Excluding the impact of catastrophes, CPI’s first quarter combined ratio was 86.7% in 2015 and 90.6% in 2014.

Net written premiums for Homeowners increased 1%, and the combined ratio was 112.7%. The impact of catastrophes in the first quarter accounted for 30.0 percentage points of the Homeowners combined ratio. Excluding the impact of catastrophes, the combined ratio for Homeowners was 82.7%. Personal Automobile premiums increased 2%, and the combined ratio was 92.9%. For Other Personal lines, premiums increased 5% and the combined ratio was 92.3%.

Chubb Commercial Insurance (CCI) net written premiums increased 2% in the first quarter to $1.4 billion. The combined ratio for the quarter was 90.8% in 2015 and 88.5% in 2014. The impact of catastrophes on the CCI combined ratio in the first quarter was 3.4 percentage points in 2015 and 6.1 points in 2014. Excluding the impact of catastrophes, CCI’s first quarter combined ratio was 87.4% in 2015 and 82.4% in 2014.

In the United States, average first quarter CCI renewal rates increased 1%, renewal premium retention was 87% and the ratio of new to lost business was 1.4 to 1.

Chubb Specialty Insurance (CSI) net written premiums were flat at $621 million. The combined ratio for CSI was 81.9%, compared to 88.9% in the first quarter of 2014.

Professional Liability (PL) net written premiums declined 1%, and the combined ratio was 85.2%. In the United States, average first quarter renewal rates for PL increased 4%, renewal premium retention was 87% and the ratio of new to lost business was 1.2 to 1.

Surety net written premiums were up 6%, and the combined ratio was 54.8%.

Webcast Conference Call to be Held Today at 5 P.M.

Chubb’s senior management will discuss the company’s first quarter performance with investors and analysts today, April 23rd, at 5 P.M. Eastern Time. The conference call will be webcast live on the Chubb website at www.chubb.com and archived later in the day for replay.

About Chubb

Since 1882, members of the Chubb Group of Insurance Companies have provided property and casualty insurance products to customers around the globe. These products are offered through a worldwide network of independent agents and brokers. The Chubb Group of Insurance Companies is known for financial strength, underwriting and loss-control expertise, tailoring products for the needs of high-net-worth individuals and commercial customers in niche markets and select industry segments, and outstanding claim service.

The Chubb Group of Insurance Companies is the marketing term used to describe several separately incorporated insurance companies under the common ownership of The Chubb Corporation. The Chubb Corporation is listed on the New York Stock Exchange [NYSE: CB] and, together with its subsidiaries, employs approximately 10,300 people throughout North America, Europe, Latin America, Asia and Australia. For more information regarding The Chubb Corporation, including a listing of the insurers in the Chubb Group of Insurance Companies, visit www.chubb.com.

Chubb’s Supplementary Investor Information Report is available on the Chubb website at www.chubb.com.

All financial results in this release and attachments are unaudited.

For further information contact:	Investors:	Glenn A. Montgomery (908) 903-2365

	Media:	Mark E. Greenberg (908) 903-2682

Definitions of Key Terms

Operating Income:

Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.

Underwriting Income (Loss):

Management evaluates underwriting results separately from investment results. The underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. Performance of the business units is measured based on statutory underwriting results. Statutory accounting principles applicable to property and casualty insurance companies differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.

Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, certain policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.

Property and Casualty Investment Income After Income Tax:

Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment results because it reflects the impact of any change in the proportion of tax exempt investment income to total investment income and is therefore more meaningful for analysis purposes than investment income before income tax.

Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost:

Book value per common share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income or loss, the after-tax appreciation or depreciation, including unrealized other-than-temporary impairment losses, of the Corporation’s available-for-sale fixed maturities, which are carried at fair value. The appreciation or depreciation of available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.

Combined Loss and Expense Ratio or Combined Ratio:

The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) and the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.

Net Written Premiums Growth (Decrease) Excluding the Effect of Foreign Currency Translation:

Management uses growth in net premiums written excluding the effect of foreign currency translation, a non-GAAP financial measure, to evaluate the trends in net premiums written, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the foreign currencies in which business is transacted. The impact of foreign currency translation is excluded as exchange rates may fluctuate significantly and the effect of fluctuations could distort the analysis of trends. When excluding the effect of foreign currency translation on growth, management uses the current period average exchange rates to translate both the current period and the prior period foreign currency denominated net premiums written amounts.

FORWARD-LOOKING INFORMATION

In the conference call identified above and otherwise, we may make statements regarding our results of operations, financial condition and other matters that are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA. Forward-looking statements frequently can be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “will,” “may,” “should,” “could,” “would,” “likely,” “estimate,” “predict,” “potential,” “continue,” or other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on Chubb. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in Chubb’s public filings with the Securities and Exchange Commission and those associated with:

•	global political, economic and market conditions, particularly in the jurisdictions in which we operate and/or invest, including:

—	changes in credit ratings, interest rates, market credit spreads and the performance of the financial markets;

—	currency fluctuations;

—	the effects of inflation;

—	changes in domestic and foreign laws, regulations and taxes;

—	changes in competition and pricing environments;

—	regional or general changes in asset valuations;

—	the inability to reinsure certain risks economically; and

—	changes in the litigation environment;

•	the effects of the outbreak or escalation of war or hostilities;

•	the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;

•

premium pricing and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	our ability to retain existing business and attract new business at acceptable rates;

•	our expectations with respect to cash flow and investment income and with respect to other income;

•	the adequacy of our loss reserves, including:

—	our expectations relating to reinsurance recoverables;

—	the willingness of parties, including us, to settle disputes;

—	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability, in particular, for asbestos, toxic waste and other mass tort claims;

—	development of new theories of liability;

—	our estimates relating to ultimate asbestos liabilities; and

—	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses;

•	the availability and cost of reinsurance coverage;

•

the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk or changes to our estimates (or the assessments of rating agencies and other third parties) of our potential exposure to such events;

•

the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that file for bankruptcy or otherwise experience deterioration in creditworthiness;

•

the effects of disclosures by, and investigations of, companies we insure, particularly with respect to our lines of business that have a longer time span, or tail, between the incidence of a loss and the settlement of the claim;

•	the impact of legislative, regulatory, judicial and similar developments on companies we insure, particularly with respect to our longer tail lines of business;

•

the impact of legislative, regulatory, judicial and similar developments on our business, including those relating to insurance industry reform, terrorism, catastrophes, the financial markets, solvency standards, capital requirements, accounting guidance and taxation;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends;

•	our ability and the ability of our third party vendors to maintain the availability of systems and safeguard the security of our data in the event of a disaster or other information security incident;

•	our plans to repurchase shares of our common stock, including as a result of changes in:

—	our financial position and financial results;

—	our capital position and/or capital adequacy levels required to maintain our existing ratings from independent rating agencies;

—	our share price;

—	investment opportunities;

—	opportunities to profitably grow our property and casualty insurance business; and

—	corporate and regulatory requirements; and

•	our ability to implement management’s strategic plans and initiatives.

Chubb assumes no obligation to update any forward-looking statement set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION

SUPPLEMENTARY FINANCIAL DATA

(Unaudited)

	Three Months Ended
	March 31
	2015	2014
	(in millions)

PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$3,106	$3,062
Increase in Unearned Premiums	(1)	(33)

Premiums Earned	3,105	3,029

Losses and Loss Expenses	1,920	1,845
Operating Costs and Expenses	987	979
Increase in Deferred Policy Acquisition Costs	(17)	(13)
Dividends to Policyholders	10	10

Underwriting Income	205	208

Investments
Investment Income Before Expenses	332	351
Investment Expenses	11	10

Investment Income	321	341

Other Income (Charges)	7	(2)

Property and Casualty Income	533	547

CORPORATE AND OTHER	(62)	(60)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	471	487

Federal and Foreign Income Tax	104	113

CONSOLIDATED OPERATING INCOME	367	374

REALIZED INVESTMENT GAINS AFTER INCOME TAX	8	75

CONSOLIDATED NET INCOME	$375	$449

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$264	$277

	Three Months Ended March 31
	2015	2014

OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	234.2	249.2
Actual Common Shares at End of Period	229.8	244.5

DILUTED EARNINGS PER SHARE DATA
Operating Income	$1.57	$1.50
Realized Investment Gains	.03	.30

Net Income	$1.60	$1.80

Effect of Catastrophes	$(.69)	$(.52)

	Mar. 31 2015	Dec. 31 2014	Mar. 31 2014

BOOK VALUE PER COMMON SHARE	$70.33	$70.12	$66.36

BOOK VALUE PER COMMON SHARE,
with Available-for-Sale Fixed Maturities at Amortized Cost	64.75	65.03	62.39

PROPERTY AND CASUALTY UNDERWRITING RATIOS

THREE MONTHS ENDED MARCH 31

	2015	2014

Losses and Loss Expenses to Premiums Earned	62.0%	61.1%
Underwriting Expenses to Premiums Written	31.9	32.1

Combined Loss and Expense Ratio	93.9%	93.2%

Effect of Catastrophes on Combined Loss and Expense Ratio	8.1%	6.6%

PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS

THREE MONTHS ENDED MARCH 31

	2015	2014
	(in millions)

Paid Losses and Loss Expenses	$1,660	$1,794
Increase in Unpaid Losses and Loss Expenses	260	51

Total Losses and Loss Expenses	$1,920	$1,845

PROPERTY AND CASUALTY PRODUCT MIX

THREE MONTHS ENDED MARCH 31

	Net Premiums Written			Combined Loss and Expense Ratios
			% Increase (Decrease)
	2015	2014		2015	2014
	(in millions)

Personal Insurance
Automobile	$176	$173	2%	92.9%	101.4%
Homeowners	600	592	1	112.7	104.9
Other	260	248	5	92.3	92.4

Total Personal	1,036	1,013	2	105.1	101.8

Commercial Insurance
Multiple Peril	269	261	3	96.9	91.8
Casualty	423	446	(5)	93.7	89.7
Workers’ Compensation	343	310	11	84.1	84.0
Property and Marine	414	408	1	89.0	89.1

Total Commercial	1,449	1,425	2	90.8	88.5

Specialty Insurance
Professional Liability	545	552	(1)	85.2	84.6
Surety	76	72	6	54.8	122.9

Total Specialty	621	624	—	81.9	88.9

Total Insurance	3,106	3,062	1	93.9	93.2

Reinsurance Assumed	—	—	*	*	*

Total	$3,106	$3,062	1	93.9	93.2

*	The change in net premiums written and the combined loss and expense ratios are no longer presented for the Reinsurance Assumed business since it is in runoff.